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EXHIBIT 21.3

SUBSIDIARIES

Stressgen Biotechnologies, Inc.
Stressgen Development Corporation
Stressgen Holdings Corporation
Stressgen Gene Therapies Inc.
Stressgen Bioreagents Limited Partnership

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  EXHIBIT 21.3